Exhibit 10.2

Execution Version

BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, NY 10036	DEUTSCHE BANK TRUST COMPANY AMERICAS DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, NY 10005	JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES LLC 383 Madison Avenue New York, NY 10179

May 16, 2012

Boyd Gaming Corporation

3883 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada 89169

Attention: Josh Hirsberg,

Senior Vice President, Chief Financial Officer and Treasurer

Project Florida

Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (or its designated affiliate, “Merrill Lynch” and, together with Bank of America, “BofAML”), Deutsche Bank Trust Company Americas (“DBTCA”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI” and together with DBTCA and DBCI, collectively, “DB”), JPMorgan Chase Bank, N.A. (“JPMCB”) and J.P. Morgan Securities LLC (“JPMS” and, together with JPMCB, “JPM” and, together with BofAML and DB, the “Commitment Parties”, “we” or “us”) that Boyd Gaming Corporation (“you” or “Boyd”) intends to acquire Peninsula Gaming, LLC, a Delaware limited liability company (the “Target Company”) through a newly created wholly-owned (directly or indirectly) unrestricted subsidiary of Boyd (“Acquisition Co.”). Boyd, Acquisition Co. and the Target Company are sometimes collectively referred to herein as the “Companies” and the acquisition of the Target Company is referred to herein as the “Acquisition”.

In connection with the Acquisition, you have advised us that you intend to (i) pay consideration in connection with the Acquisition and (ii) refinance certain of the Target’s existing indebtedness as described below (collectively, the “Target Refinancing”):

(a) the Target Company’s 8.375% Senior Secured Notes due 2015 (the “Existing Secured Notes”) (including the applicable premium plus accrued and unpaid interest to the repayment date plus out-of-pocket expenses) (the “Secured Refinancing Amount”); and

(b) the Target Company’s 10.750% Senior Unsecured Notes due 2017 (the “Existing Unsecured Notes”) (including the applicable premium plus accrued and unpaid interest to the repayment date plus out-of-pocket expenses) (the “Unsecured Refinancing Amount” and together with the Secured Refinancing Amount, the “Refinancing Amount”),

in each case, with the proceeds of (x) $850.0 million in senior secured credit facilities of the Target Company (and/or Acquisition Co. in the event such facilities are entered into prior to the Acquisition Closing Date (as defined below)) (collectively, the “Target Senior Credit Facilities”), comprised of (i) term loan facilities of $800.0 million and (ii) a revolving credit facility of up to $50.0 million; and (y) $350.0 million in gross proceeds from the issuance and sale by the Target Company (and/or Acquisition Co. in the event such facilities are entered into prior to the Acquisition Closing Date) of senior unsecured notes (the “Target Notes” or the “Notes”) or, if the Target Notes are not issued and sold on or prior to the Acquisition Closing Date, $350.0 million in senior unsecured bridge loans (the “Target Bridge Loans” and, together with any Target Rollover Loans and Target Exchange Notes (each, as defined in Annex II-A hereto), the “Target Bridge Facility” and together with the Target Senior Credit Facilities, the “Target Facilities” or the “Facilities”) made available to the Target Company (and/or Acquisition Co.) as interim financing to the senior unsecured notes or any other securities of the Target Company that may be issued after the Acquisition Closing Date for the purpose of refinancing all or a portion of the outstanding amounts under the Target Bridge Facility (the “Target Permanent Securities”). In the event the Target Facilities are entered into prior to the Acquisition Closing Date, Acquisition Co. will be the borrower under such Facilities, with Target Company assuming such obligations on terms and conditions to be agreed upon the Acquisition Closing Date.

Definitions. The Acquisition, the Target Senior Credit Facilities, the Target Bridge Facility and the issuance and sale of the Notes and/or the entering into and funding of the loans under the Target Senior Credit Facilities and/or the Target Bridge Facility and all related transactions are hereinafter collectively referred to as the “Transaction.” The date of the consummation of the Acquisition is referred to herein as the “Acquisition Closing Date.”

1. Commitments.

(a) Target Company and/or Acquisition Co. Facilities.

(i) Each of Bank of America, DBTCA and JPMCB is pleased to advise you of its several and not joint commitment to provide 37.5%, 25% and 37.5%, respectively, of the principal amount of the Target Senior Credit Facilities (in such respective capacity, the “Initial Target Senior Lenders”), and Bank of America’s willingness to act as the sole and exclusive administrative agent (in such capacity, the “Target Senior Administrative Agent”) for the Target Senior Credit Facilities, in each case, all upon and subject to the terms and conditions set forth in this letter and in Annexes I and III hereto (collectively, the “Target Senior Secured Summaries of Terms”); and

(ii) each of Merrill Lynch, DBSI and JPMS is also pleased to advise you of its willingness, and you hereby engage Merrill Lynch, DBSI and JPMS to act as joint arrangers and joint bookrunning managers (in such capacity, the “Target Senior Lead Arrangers”), and in connection therewith to form a syndicate of lenders for the loans under the Target Senior Credit Facilities (collectively, the “Target Senior Lenders”) reasonably acceptable to you, including Bank of America, DBTCA and JPMCB; and

(iii) Each of Bank of America, DBCI and JPMCB is pleased to advise you of its several and not joint commitment to provide 37.5%, 25% and 37.5%, respectively, of the principal amount of the Target Bridge Facility (in such respective capacity, the “Initial Target Bridge Lenders” and together with the Initial Target Senior Lenders, the “Initial Target

Lenders” or “Initial Lenders”) and Bank of America’s willingness to act as the sole and exclusive administrative agent (in such capacity, the “Target Bridge Administrative Agent” and together with the Target Senior Administrative Agent, the “Administrative Agent”) for the Target Bridge Facility, all upon and subject to the terms and conditions set forth in this letter and in Annexes II and III hereto (collectively, the “Target Bridge Summary of Terms” and together with the Target Senior Secured Summaries of Terms, the “Target Summaries of Terms”); and

(iv) Each of Merrill Lynch, DBSI and JPMS is also pleased to advise you of its willingness, and you hereby engage Merrill Lynch, DBSI and JPMS to act as joint arrangers and joint bookrunning managers (in such capacity, the “Target Bridge Lead Arrangers” and together with the Target Senior Lead Arrangers, the “Target Lead Arrangers” or “Lead Arrangers”), and in connection therewith to form a syndicate of lenders for the Target Bridge Loans (collectively, the “Target Bridge Lenders” and together with the Target Senior Lenders, the “Target Lenders” of the “Lenders”) reasonably acceptable to you, including Bank of America, DBCI and JPMCB.

(b) Left Lead. It is understood and agreed that Merrill Lynch will have “lead left” placement on all marketing materials relating to the Facilities and will perform the duties and exercise the authority customarily performed and exercised by them in such role.

(c) Conditions Precedent. The commitments of the Initial Lenders in respect of the Facilities and the undertaking of the Lead Arrangers to provide the services described herein are subject to the satisfaction of each of the conditions precedent set forth in Section 5 herein and in Annex III hereto. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summaries of Terms.

2. Syndication. The Lead Arrangers in consultation with you intend to commence syndication of the Facilities promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter (as defined below), and the commitment of the Commitment Parties hereunder shall be reduced dollar-for-dollar as and when corresponding commitments are received from the Target Lenders, as the case may be. You agree to actively assist and to use your commercially reasonable efforts to cause the Target Company and its subsidiaries to actively assist the Lead Arrangers in achieving a syndication of each such Facility that is reasonably satisfactory to the Lead Arrangers and you. Such assistance shall include (a) your providing and causing your advisors to provide, and using your reasonable best efforts to cause the Target Company, its subsidiaries and its advisors to provide, the Lead Arrangers and the Lenders upon request with all information reasonably deemed necessary by the Lead Arrangers to complete such syndication, including, but not limited to, information and evaluations prepared by you, the Target Company and your and its advisors, or on your or their behalf, relating to the Acquisition (including the Projections (as defined below)), (b) assisting in the preparation of an information memorandum promptly following the date hereof with respect to each of the Facilities in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arrangers (each, an “Information Memorandum”) and other materials to be used in connection with the syndication of each such Facility (collectively with the Summaries of Terms and any additional summary of terms prepared for distribution to Public Lenders (as defined below), the “Information Materials”), (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit from your existing lending relationships and the existing banking relationships of the Target Company, (d) your obtaining, promptly following the date hereof, monitored public corporate credit or family ratings of the Target Company after giving effect to the Transaction and ratings of the Target Facilities and the Target Notes, in each case, from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”), (e) you shall not, and shall use your commercially reasonable efforts to ensure that none of the Companies shall, have syndicated or issued, attempted to syndicate or issue, announced or authorized the announcement of the syndication or issuance of, or engaged in discussions concerning the syndication or issuance of, any equity or debt of the Companies (other than (w) the Facilities and the Notes, (x) the Holdco Note (as defined in the Acquisition Agreement) (which, for the avoidance of doubt, may be issued at the closing of the Acquisition but may not be syndicated or marketed), (y) certain commitments (including incremental commitments) under Boyd’s Second Amended and Restated Credit Agreement dated as of December 17, 2010 by and among Boyd, as borrower, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Boyd Credit Agreement”) and refinancings of such borrowings along with an offering of senior unsecured notes, and including any renewals or refinancings of any existing debt, and (z) certain furniture, fixture and equipment financings contemplated by the Acquisition Agreement with respect to Kansas Star Casino) without the prior written consent of the Lead Arrangers and (f) your otherwise assisting the Lead Arrangers in its syndication efforts, including by making your officers and advisors, and using your reasonable best efforts to make the officers and advisors of the Target Company, available from time to time to attend and make presentations regarding the business and prospects of the Companies, the Target Company and the Transaction at one or more meetings of prospective Lenders.

Notwithstanding our right to syndicate the Facilities and receive commitments with respect thereto, syndication of, or receipt of our commitments or participations in respect of, all or any portion of our commitments hereunder prior to the Acquisition Closing Date shall not be a condition to our commitments.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Facilities in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summaries of Terms, the Fee Letter or as otherwise agreed between you and us. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arrangers.

3. Information Requirements. You hereby represent, warrant and covenant that (a) all information, other than Projections, that has been or is hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives relating to Boyd and its subsidiaries in connection with any aspect of the Transaction (other than the Target Company and its subsidiaries) (the “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (b) all information, other than Projections, that has been or is hereafter made available to the Lead Arrangers or any of the Lenders relating to the Target Company and its subsidiaries (including information made available by or on behalf of the Target Company or any of its representatives) (the “Target Information”) is and will be, to the best of your knowledge, complete and correct in all material respects and does not and will not, to the best of your knowledge, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (c) all financial projections concerning the Companies (other than the Target Company and its subsidiaries) that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions and (d) all financial projections concerning the Target Company and its subsidiaries that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of the Target Company or its representatives (the “Target Projections”) have been and will be, to the best of your knowledge, prepared in good faith based upon reasonable assumptions. You agree that if at any time prior to the Acquisition Closing Date and, if requested by us, for such period (not to exceed 90 days) thereafter as is necessary to complete the syndication of the Facilities any of the representations in the preceding sentence would be incorrect in any material respect if the Information, the Target Information, the Projections and the Target Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information, the Target Information, the Projections and the Target Projections so that such representations will be correct at such time. In issuing this commitment and in arranging and syndicating each of the Facilities, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof. The Information and Projections provided to the Lead Arrangers prior to the date hereof are hereinafter referred to as the “Pre-Commitment Information”.

You acknowledge that (a) the Lead Arrangers on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter in form and substance reasonably satisfactory to both you and us authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter in form and substance reasonably satisfactory to both you and us authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom, in each case, exculpating the Commitment Parties and their respective affiliates with respect to liability related to the use of the contents of the Information Materials by the recipients thereof. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”. To the extent any Information Materials are not so marked “PUBLIC”, we are authorized by you treat such Information Materials as if they contained MNPI.

Notwithstanding the foregoing, you agree that the Lead Arrangers on your behalf may distribute the following documents to all prospective Lenders regardless of whether marked “PUBLIC”, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Facilities, (c) customary marketing term sheets related to the Facilities and (d) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers will not distribute such materials to Public Lenders without further discussions with you.

4. Fees and Indemnities.

(a) You agree to pay the fees set forth in the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”). You also agree to reimburse the Commitment Parties from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of counsel to the Lead Arrangers and the Administrative Agents under each Facility, and of any special gaming and local counsel to the Lenders retained by the Lead Arrangers, and due diligence expenses) in connection with the Facilities, the syndication thereof, the preparation of the Credit Documentation (as defined below) therefor and the other transactions contemplated hereby, whether or not the Acquisition Closing Date occurs or any Credit Documentation is executed and delivered or any extensions of credit are made under any of the Facilities. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

(b) You also agree to indemnify and hold harmless each of the Commitment Parties, each other Lender and each of their affiliates, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any related transaction and any of the other transactions contemplated thereby or (b) the Facilities or any use made or proposed to be made with the proceeds thereof (in all cases, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you, the Target Company or your or its subsidiaries or affiliates or to your or its respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the Commitment Parties shall be severally liable solely in respect of their respective commitments to the Facilities, on a several, and not joint, basis with any other Lender, and that such liability shall only arise to the extent damages have been caused by breach of the Commitment Parties’ respective obligations hereunder to negotiate in good faith the Credit Documentation on the terms set forth in this Commitment Letter and the Fee Letter, as determined in a final, non-appealable judgment by a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final, non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Party, effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission.

5. Conditions to Financing.

The commitment of the Lenders in respect of the Target Facilities and the undertaking of the Target Lead Arrangers to provide the services described herein, in each case, are subject only to the satisfaction of each of the conditions set forth in Annex III hereto and are subject to the negotiation, execution and delivery of definitive documentation with respect to each such Facility consistent with this Commitment Letter and the Fee Letter, customary for transactions of such type and otherwise reasonably satisfactory to the Lead Arrangers and the Lenders under the Facilities (the “Credit Documentation”).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (1) the only representations the accuracy of which shall be a condition to the availability of the Target Facilities on the Acquisition Closing Date shall be (i) the representations made by or with respect to the Target Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to decline to consummate the Acquisition pursuant to the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (2) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Facilities on the Acquisition Closing Date if the conditions set forth in this Section 5 and in Annex III hereto are satisfied (it being understood that to the extent any security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement, the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office or the delivery of certificates evidencing equity interests) is not provided on the Acquisition Closing Date, as applicable, after your use of commercially reasonable efforts to do so, then the provision of such perfected security interest(s) shall not constitute a condition precedent to the availability of the Target Senior Credit Facilities on the Acquisition Closing Date but shall be required to be delivered after the Acquisition Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably). For purposes hereof, “Specified Representations” means the representations and warranties relating to organizational status, organizational power and authority to enter into the Credit Documentation, due authorization, execution, delivery and enforceability of the Credit Documentation, no conflicts with or consents required under charter documents, solvency, Federal Reserve margin regulations, the U.S.A. Patriot Act, the Investment Company Act, status of the Facilities as senior debt (to the extent applicable) and, subject to the parenthetical set forth in clause (ii) of the immediately preceding sentence, the creation, validity, priority and perfection of the security interests granted in the intended collateral.

6. Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, may not be disclosed in whole or in part to any person or entity without our prior written consent except (i) on a confidential basis to Boyd’s accountants, attorneys and other professional advisors in connection with the Transaction, (ii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the reasonable advice of your legal counsel (in which case you agree to inform us promptly thereof), and (iii) this Commitment Letter and the Fee Letter (redacted in a manner reasonably satisfactory to us) may be disclosed on a confidential basis to the respective boards of directors and advisors of the Target Company in connection with their consideration of the Transaction.

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this letter agreement and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof only to the extent permitted by law and other than in the case of ordinary course audits or examinations), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties, (iv) to the Commitment Parties’ affiliates, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties, (viii) to the applicable rating agencies in connection with any rating of the Facilities and/or Notes or (ix) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material). This paragraph shall terminate on the second anniversary of the date hereof.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Companies or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) each of the Target Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each Commitment Party has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The Commitment Parties hereby notify the Companies that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies the Companies, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify the Companies in accordance with the U.S.A. Patriot Act.

Boyd agrees that the Lead Arrangers may place advertisements in financial and other newspapers and journals at the Lead Arrangers’ expense describing the Lead Arrangers’ involvement in and services rendered with respect to the Transaction subject to customary confidentiality and disclosure restrictions.

7. Survival of Obligations. The provisions of Sections 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that the provisions of Sections 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties with respect thereto are terminated prior to the effectiveness of the Target Facilities and funding thereof.

8. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter and any claim, controversy or dispute arising out of relating to this Commitment Letter or the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). Each Commitment Party may assign its commitment hereunder, in whole or in part, to any of its affiliates or to any Lender.

Please indicate your acceptance of the terms of the Facilities set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter with respect to the Facilities not later than 5:00 p.m. (New York City time) on May 16, 2012, whereupon the undertakings of the parties with respect to the Facilities shall become effective to the extent and in the manner provided hereby. This offer shall terminate if not so accepted by you at or prior to that time. Upon your acceptance of this offer, thereafter the commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) December 31, 2012, (b) the termination of the Acquisition Agreement (as defined in Annex III hereto) and (c) the Target Refinancing without the use of the Target Facilities.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Daniel J. Kelly
Name: Daniel J. Kelly
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Daniel J. Kelly
Name: Daniel J. Kelly
Title: Managing Director

Signature Page to Commitment Letter – Target Refinancing

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Stefan Parsch
Name: Stefan Parsch
Title: Director

By:	/s/ David J. Bell
Name: David J. Bell
Title: Managing Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Stefan Parsch
Name: Stefan Parsch
Title: Director

By:	/s/ David J. Bell
Name: David J. Bell
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Nicholas Hayes
Name: Nicholas Hayes
Title: Managing Director

By:	/s/ Frank Fazio
Name: Frank Fazio
Title: Managing Director

Signature Page to Commitment Letter – Target Refinancing

JPMORGAN CHASE BANK, N.A.

By:	/s/ Mohammad S. Hasan
Name: Mohammad S. Hasan
Title: Vice President

J.P. MORGAN SECURITIES LLC

By:	/s/ Jack D. Smith
Name: Jack D. Smith
Title: Managing Director

Signature Page to Commitment Letter – Target Refinancing

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:

BOYD GAMING CORPORATION

By:	/s/ Josh Hirsberg
Name: Josh Hirsberg
Title: SVP, CFO

Signature Page to Commitment Letter – Target Refinancing

ANNEX I

SUMMARY OF TERMS AND CONDITIONS

TARGET SENIOR CREDIT FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached.

Borrower:	(x) The Target Company if the Target Senior Credit Facilities are entered into on the Acquisition Closing Date and (y) Acquisition Co. if the Target Senior Credit Facilities are entered into before the Acquisition Closing Date (the applicable date of the funding of the Target Senior Credit Facilities, the “Target Senior Credit Facilities Funding Date”), with the obligations of Acquisition Co. to be assumed (the “Assumption”) by the Target Company on the Acquisition Closing Date (for purposes of this Annex I, in each case, including after giving effect to the Assumption, the “Applicable Borrower”).

Guarantors:	Same as existing and future Guarantors of the Existing Unsecured Notes and Existing Secured Notes.

Administrative and Collateral Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative and collateral agent for the Target Senior Lenders (the “Target Senior Administrative Agent”).

Joint Arrangers and Joint Bookrunning Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Deutsche Bank Securities Inc. (“DBSI”) and J.P. Morgan Securities LLC (“JPMS”) will act as joint arrangers and joint bookrunning managers for the Target Senior Credit Facilities (in such capacity, the “Target Senior Lead Arrangers”).

Lenders:	Bank of America, N.A., Deutsche Bank Trust Company Americas (“DBTCA”) and JPMorgan Chase Bank, N.A and other banks, financial institutions and institutional lenders selected by the Target Senior Lead Arrangers and reasonably acceptable to the Applicable Borrower (the “Target Senior Lenders”).

Target Senior Credit Facilities:	An aggregate principal amount of $850.0 million will be available through the following facilities:

Target Senior Term B Loan Facility: an $800.0 million term loan facility, all of which will be drawn on the Target Senior Credit Facilities Funding Date (the “Target Senior Term Loan Facility”).

Target Revolving Credit Facility: a $50.0 million “super-priority” revolving credit facility (the “Target Revolving Credit Facility”), available from time to time on or after the Target Senior Credit Facilities Funding Date until the fifth anniversary of the Target Senior Credit

Annex I-1

Facilities Funding Date, and to include a sublimit to be determined for the issuance of standby and commercial letters of credit (each, a “Letter of Credit”). Letters of Credit will be initially issued by Bank of America (in such capacity, the “Issuing Bank”), and each of the Target Senior Lenders under the Target Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit. Up to an amount to be agreed may be borrowed on the Target Senior Credit Facilities Funding Date. Letters of Credit may be issued on the Target Senior Credit Facilities Funding Date in order to backstop, roll over or replace letters of credit outstanding under the existing credit facility of the Applicable Borrower.

The Target Senior Credit Facilities may initially be funded with an original discount of 1.0% of the original aggregate principal amount (which may, at the option of the Target Senior Lead Arrangers, be structured as an upfront fee).

Purpose:	The proceeds of the Target Senior Credit Facilities, together with proceeds from the Target Bridge Facility, shall be used to fund the Acquisition and Target Refinancing and to pay transaction fees and expenses.

Interest Rates:	The interest rates per annum (calculated on a 360-day basis) applicable to the Target Senior Credit Facilities will be, at the option of the Applicable Borrower as set forth below at either LIBOR or the Base Rate plus the Applicable Margin set forth in the Fee Letter.

The Applicable Borrower may select interest periods of one, two, three or six months (and, if agreed to by all relevant Target Senior Lenders for the Target Senior Term Loan Facility or the Target Revolving Credit Facility, as applicable, nine or twelve months or such other period) for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

“LIBOR” and “Base Rate” will have meanings customary and appropriate for financings of this type; provided that LIBOR with respect to the Target Senior Term Loan Facility will be deemed to be not less than 1.25% per annum and Base Rate will be deemed to be not less than 100 basis points higher than one-month LIBOR.

During the continuance of an event of default or a payment default, interest will accrue (i) on the principal of any loan at a rate of 200 basis points in excess of the rate otherwise applicable to such loan and (ii) on any other outstanding amount at a rate of 200 basis points in excess of the non-default interest rate then applicable to Base Rate loans under the Target Revolving Credit Facility, and will be payable on demand.

If the Applicable Borrower is Acquisition Co., the first interest payment will be due on a date that is after the Acquisition Closing Date.

Annex I-2

Commitment Fee:	Commencing on the Target Senior Credit Facilities Funding Date, a commitment fee of 0.50% per annum (calculated on a 360-day basis) shall be payable on the actual daily unused portions of the Target Revolving Credit Facility, such fee to be payable quarterly in arrears and on the date of termination or expiration of the commitments.

Calculation of Interest and Fees:	Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Letter of Credit Fees:	Letter of Credit fees equal to the Applicable Margin from time to time on LIBOR advances under the Target Revolving Credit Facility on a per annum basis will be payable quarterly in arrears and shared proportionately by the Target Senior Lenders under the Target Revolving Credit Facility. In addition, a fronting fee of 0.25% per annum will be payable to the Issuing Bank for its own account, as well as customary issuance and documentary fees. Both the Letter of Credit fees and the fronting fees will be calculated on the amount available to be drawn under each outstanding Letter of Credit.

Maturity:	Target Senior Term Facility: Five years after the Target Senior Credit Facilities Funding Date.

Target Revolving Credit Facility: Five years after the Target Senior Credit Facilities Funding Date.

Scheduled Amortization:	Target Senior Term Loan Facility: The Target Senior Term Facility will be subject to quarterly amortization of principal equal to 0.25% of the original aggregate principal amount of the Target Senior Term Loan Facility for the first 4.75 years, with the balance payable at final maturity (collectively, the “Scheduled Amortization”).

Target Revolving Credit Facility: None.

Incremental Facilities:	The Credit Documentation will permit the Applicable Borrower to add one or more incremental term loan facilities to the Target Senior Credit Facilities (each, an “Target Incremental Term Facility”) and/or increase commitments under the Target Revolving Credit Facility (any such increase, an “Target Incremental Revolving Facility”; the Target Incremental Term Facilities and the Target Incremental Revolving Facilities are collectively referred to as “Target Incremental Facilities”) in an aggregate amount of up to $50.0 million (of which no more than

Annex I-3

an amount to be agreed may be under Target Incremental Revolving Facilities); provided that (i) no Lender will be required to participate in any such Target Incremental Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) the representations and warranties in the Credit Documentation shall be true and correct in all material respects, (iv) on a pro forma basis on the date of incurrence and after giving effect thereto (assuming, in the case of an Incremental Revolving Facility, the full drawing thereunder), the Applicable Borrower shall be in compliance with a secured leverage ratio that is 0.25x less than such ratio required by the financial covenant as of the last day of the most recently ended fiscal quarter, (v) the maturity date of any such Target Incremental Term Facility shall be no earlier than the maturity date for the Target Senior Term Loan Facility, (vi) the weighted average life to maturity of any Target Incremental Term Facility shall be no shorter than the weighted average life to maturity of the Target Senior Term Loan Facility, (vii) the interest margins for the Target Incremental Term Facility shall be determined by the Applicable Borrower and the lenders of the Target Incremental Term Facility; provided that in the event that the interest margins for any Target Incremental Term Facility are greater than the Applicable Margins for the Target Senior Term Loan Facility by more than 25 basis points, then the Applicable Margins for the Target Senior Term Loan Facility shall be increased to the extent necessary so that the interest margins for the Target Incremental Term Facility are not more than 25 basis points higher than the Applicable Margins for the Target Senior Term Loan Facility, and the Applicable Margins for the Target Revolving Credit Facility shall be increased by a like amount; provided that such “MFN” shall not apply to any Target Incremental Facility that is secured on a junior basis to the Target Senior Credit Facilities; provided, further, that in determining the interest margins applicable to the Target Senior Term Loan Facility and the Applicable Margins for the Target Incremental Term Facility, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Applicable Borrower for the account of the Target Lenders of the Target Senior Term Loan Facility or the Target Incremental Term Facility in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (y) customary arrangement or commitment fees payable to the Target Lead Arrangers (or their affiliates) in connection with the Target Senior Term Loan Facility or to one or more arrangers (or their affiliates) of the Target Incremental Term Facility shall be excluded, and (z) if the LIBOR or Base Rate floor for the Target Incremental Term Facility is greater than the LIBOR or Base Rate floor, respectively, for the existing Target Senior Term Loan Facility, the difference between such floor for the Target Incremental Term Facility and the existing Target Senior Term Loan Facility shall be equated to an increase in the Applicable Margin for purposes of this clause (vii), (viii) each Target Incremental Facility may be secured by either a pari passu or junior lien on the collateral securing the Target Senior Credit Facilities in each case on terms and pursuant to documentation reasonably satisfactory to the Target Senior

Annex I-4

Administrative Agent and (ix) any Target Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Target Revolving Credit Facility and any Target Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with the Target Senior Term Loan Facility (except to the extent permitted by clause (iv), (v) or (vi) above), they shall be reasonably satisfactory to the Target Senior Administrative Agent. The Applicable Borrower shall seek commitments in respect of any Target Incremental Facility from existing Target Lenders or from additional banks, financial institutions and other institutional lenders reasonably acceptable to the Target Senior Administrative Agent who will become Target Lenders in connection therewith.

Mandatory Prepayments and Commitment Reductions:	In addition to the amortization set forth above, (a) all net cash proceeds from sales of property and assets of the Target Company or any of its subsidiaries (including sales or issuances of equity interests by subsidiaries of the Target Company but excluding sales of inventory in the ordinary course of business and other exceptions and limitations (including reinvestment periods) to be agreed in the Credit Documentation) and (b) 50% of Excess Cash Flow (to be defined but will be after deducting mandatory amortization payments and any management fees to Boyd) of the Applicable Borrower and its subsidiaries (with stepdowns to be agreed) shall be applied to the prepayment of (and permanent reduction of the commitments under) the Target Senior Credit Facilities in the following manner: first, ratably to the principal repayment installments of the Target Senior Term Loan Facility on a pro rata basis and, second, to the Target Revolving Credit Facility. Excess Cash Flow shall be payable annually beginning with calendar year 2013, and shall be payable after audited financial statements are final.

Optional Prepayments and Commitment Reductions:	The Target Senior Credit Facilities may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the Applicable Borrower, except that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Target Senior Lenders resulting therefrom. Each optional prepayment of the Target Senior Term Loan Facilities shall be applied to the scheduled amortization payments of the Target Senior Term Loan Facility on a pro rata basis. The unutilized portion of any commitment under the Target Senior Credit Facilities may be reduced permanently or terminated by the Applicable Borrower at any time without penalty. Notwithstanding the foregoing, prior to the first anniversary of the Funding Date, any prepayments accompanied by a repricing of the Target Senior Term Loan Facility shall be accompanied by a 1% prepayment premium.

Annex I-5

Security:	Substantially the same as the collateral securing the obligations under the Existing Secured Notes (which shall include, for the avoidance of doubt, customer lists and databases).

Conditions Precedent to Closing:	Those specified in the Commitment Letter (including Annex III hereto).

Conditions Precedent to Each Borrowing under the Target Senior Credit Facilities:	Those set forth in the Commitment Letter (including Annex III hereto).

After the Acquisition Closing Date, each borrowing or issuance or renewal of a Letter of Credit under the Target Senior Credit Facilities will be subject to satisfaction of the following conditions precedent: (i) all of the representations and warranties in the Credit Documentation shall be true and correct as of the date of such extension of credit (subject to a materiality qualification) and (ii) no default or event of default under the Credit Documentation shall have occurred and be continuing or would result from such extension of credit.

Representations and Warranties:	Usual and customary for transactions of this type, and others deemed appropriate by the Target Senior Lead Arrangers, and substantially consistent with the Boyd Credit Agreement.

Covenants:	Usual and customary affirmative, negative and financial covenants (applicable to the Applicable Borrower and its subsidiaries that are not designated as “unrestricted subsidiaries”) for a transaction of this type, and others deemed appropriate by the Target Senior Lead Arrangers, including, without limitation, the following:

(a)    Affirmative Covenants: (i) Compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (ii) maintenance of appropriate and adequate insurance; (iii) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (iv) visitation and inspection rights; (v) keeping of proper books in accordance with generally accepted accounting principles; (vi) maintenance of properties; (vii) performance of leases, related documents and other material agreements; (viii) further assurances as to perfection and priority of security interests; (ix) additional guarantors and additional collateral and (x) customary financial and other reporting requirements (including, without limitation, audited annual financial statements and quarterly unaudited financial statements, notices of defaults, covenant compliance certificates, notices of material litigation and proceedings, material environmental actions and liabilities and material ERISA and tax events and liabilities, and other business and financial information as any Target Senior Lender shall reasonably request); in each of the foregoing cases with such materiality and/or Material Adverse Effect qualifiers as may be agreed upon in the Credit Documentation.

Annex I-6

(b)    Negative Covenants: Restrictions on (i) liens; (ii) debt (other than the Target Notes or the Target Bridge Loans, as the case may be, and, in the case of the Target Bridge Loans, Target Permanent Securities in an initial principal amount sufficient to refinance the outstanding Target Bridge Loans), guarantees or other contingent obligations (including, without limitation, the subordination of all intercompany indebtedness on terms satisfactory to the Target Senior Lenders); (iii) mergers and consolidations; (iv) sales, transfers and other dispositions of property and assets (other than sales of inventory in the ordinary course of business); (v) loans, acquisitions, joint ventures and other investments; (vi) in the case of the Applicable Borrower, dividends and other distributions to, and redemptions and repurchases from, equity holders (with a carveout, subject to customary subordination provisions, for annual management fees not to exceed the sum of 2% of revenue and 5% of EBITDAM (each to be defined in a manner to be agreed); (vii) capital expenditures; (viii) granting negative pledges (other than any such negative pledge under the Credit Documentation for the Target Notes and Target Bridge Loans, as the case may be, which shall expressly permit liens in favor of the Target Senior Administrative Agent and the Target Senior Lenders); (ix) transactions with affiliates; (x) changes in the nature of business; (xi) changes in accounting policies or reporting practices; (xii) changes in fiscal year; and (xiii) amending organizational documents, or amending or otherwise modifying certain material agreements and prepayments of certain debt, in each of the foregoing cases, with such exceptions and thresholds as may be agreed upon in the Credit Documentation.

(c) Financial Covenants: To include the following:

• Maintenance of a maximum Leverage Ratio (total debt/EBITDA); and

• Maintenance of a minimum Fixed Charge Coverage Ratio (to be defined in a manner to be agreed).

All of the financial covenants will be calculated on a consolidated basis and for each consecutive four fiscal quarter period. Calculations will be made on a pro forma basis for acquisitions and dispositions outside the ordinary course of business (and incurrences and repayments of debt in connection therewith) including the Target Refinancing, as if they had occurred at the beginning of the applicable period, in accordance with Regulation S-X under the Securities Act of 1933, as amended and otherwise in a manner satisfactory to the Target Senior Lead Arrangers. The financial covenants will be set at a 25% cushion (calculated on a “static”, non-cumulative basis) to the management base projections.

Annex I-7

Events of Default:	Usual and customary for a transaction of this type, and others deemed appropriate by the Target Senior Lead Arrangers, including, without limitation, (i) nonpayment of principal, interest, fees or other amounts; (ii) any representation or warranty proving to have been inaccurate in any material respect when made or confirmed; (iii) failure to perform or observe covenants set forth in the Credit Documentation; (iv) cross-defaults to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults; (vi) monetary judgment defaults in an amount to be agreed and material non-monetary judgment defaults; (vii) actual or asserted impairment of Credit Documentation or security; (viii) Change of Control (to be defined but to exclude the Acquisition); and (ix) customary ERISA defaults; in each of the foregoing cases, with such cure periods and thresholds as may be agreed upon in the Credit Documentation.

Unrestricted Subsidiaries:	The Credit Documentation will contain provisions pursuant to which, subject to limitations on investments, loans, advances and guarantees and pro forma covenant compliance, the Applicable Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary (subject to customary conditions that are reasonably satisfactory to the Target Senior Lead Arrangers). Unrestricted subsidiaries will not be subject to the affirmative or negative covenant or event of default provisions of the Credit Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the financial covenants contained in the Credit Documentation.

Assignments and Participations:	Each Target Senior Lender will be permitted to make assignments in minimum amounts to be agreed to other entities approved by the Target Senior Administrative Agent and, so long as no default has occurred, the Applicable Borrower, which approval shall not be unreasonably withheld or delayed; provided, however, that (i) no approval of the Applicable Borrower shall be required in connection with assignments to other Target Senior Lenders or any of their affiliates and (ii) no approval of the Target Senior Administrative Agent shall be required in connection with assignments (x) under the Target Senior Term Loan Facility to other Target Senior Lenders or any of their affiliates under the Target Senior Term Loan Facility or any of their affiliates or (y) under the Target Revolving Credit Facility to other Target Senior Lenders or any of their affiliates under the Target Revolving Credit Facility. Each Target Senior Lender will also have the right, without consent of the Applicable Borrower or the Target Senior Administrative Agent, to assign as security all or part of its rights under the Credit

Annex I-8

Documentation to any Federal Reserve Bank. Target Senior Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Target Senior Administrative Agent in its sole discretion.

Waivers and Amendments:	Amendments and waivers of the provisions of the Credit Documentation will require the approval of Target Senior Lenders holding advances and commitments representing more than 50% of the aggregate advances and commitments under the Target Senior Credit Facilities, except that (a) the consent of each Target Senior Lender affected thereby will be required with respect to, among other things, (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or times for payment, (iv) releases of all or substantially all of the collateral or value of the guarantees and (v) changes that impose any restriction on the ability of any Target Senior Lender to assign any of its rights or obligations and (b) tranche voting will be required for certain matters.

Indemnification:	The Applicable Borrower will indemnify and hold harmless the Target Senior Administrative Agent, each Target Senior Lead Arranger, each Target Senior Lender and each of their affiliates and their officers, directors, employees, agents and advisors from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Target Refinancing, the Target Senior Credit Facilities, the Applicable Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs; provided that the Applicable Borrower shall not have any indemnification obligation if any such loss, liability, claim, damage or expense results from the gross negligence or willful misconduct of any such person or entity. This indemnification shall survive and continue for the benefit of all such persons or entities, notwithstanding any failure of the Target Senior Credit Facilities to close.

Governing Law:	New York.

Expenses:	The Applicable Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all Credit Documentation, including, without limitation, the legal fees and expenses of the Target Senior Administrative Agent’s counsel, regardless of whether or not the Target Senior Credit Facilities are closed. The Applicable Borrower will also pay the expenses of each Target Senior Lender in connection with the enforcement of any of the Credit Documentation related to the Target Senior Credit Facilities.

Counsel to the Administrative Agent:	Mayer Brown LLP.

Annex I-9

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.

Annex I-10

ANNEX II-A

SUMMARY OF TERMS AND CONDITIONS

TARGET BRIDGE LOANS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-A is attached.

Borrower:	(x) The Target Company if the Target Bridge Loans are funded on the Acquisition Closing Date and (y) Acquisition Co. if the Target Bridge Loans are funded before the Acquisition Closing Date (the applicable date of the funding of the Target Bridge Loans, the “Target Bridge Loans Funding Date”), with the obligations of Acquisition Co. to be assumed (the “Assumption”) by the Target Company on the Acquisition Closing Date (for purposes of this Annex II, in each case, including after giving effect to the Assumption, the “Applicable Borrower”).

Guarantors:	Same as the Target Senior Credit Facilities.

Target Bridge Administrative Agent:	Bank of America, N.A. or an affiliate thereof will act as sole and exclusive administrative agent for the Target Bridge Lenders (the “Target Bridge Administrative Agent”).

Joint Arrangers and Joint Bookrunning Manager:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Deutsche Bank Securities Inc. (“DBSI”) and J.P. Morgan Securities LLC (“JPMS”) will act as joint arrangers and joint bookrunning managers for the Target Bridge Loans (in such capacity, the “Target Bridge Lead Arrangers”).

Bridge Lenders:	Bank of America, N.A. or an affiliate thereof (“Bank of America”), Deutsche Bank AG Cayman Islands Branch or an affiliate thereof (“DBCI”) and JPMorgan Chase Bank, N.A. or an affiliate thereof (“JPMCB”) and, together with Bank of America and DBCI, the “Initial Bridge Lenders”) and other financial institutions and institutional lenders selected by the Target Bridge Lead Arrangers and reasonably acceptable to the Applicable Borrower (the “Bridge Lenders”).

Target Bridge Loans:	$350.0 million of senior unsecured bridge loans (the “Target Bridge Loans”), less the aggregate gross proceeds of Target Permanent Securities issued on or prior to the Target Bridge Loans Funding Date. The Target Bridge Loans will be available to the Applicable Borrower in one drawing on the upon consummation of the Acquisition

Ranking:	The Target Bridge Loans will be senior unsecured obligations of the Applicable Borrower and will rank pari passu in right of payment with all other senior unsecured obligations of the Applicable Borrower and effectively subordinated to all of the Applicable Borrower’s senior secured obligations, including borrowings under the Target Senior Credit Facilities. The guarantees will be senior unsecured obligations of each

Annex II-A-1

Guarantor and will rank pari passu in right of payment with all other unsecured obligations of such Guarantor and effectively subordinated to all of such Guarantor’s senior secured obligations, including such Guarantor’s obligations under the Applicable Borrower’s Target Senior Credit Facilities.

Security:	None.

Purpose:	The proceeds of the Target Bridge Loans, together with proceeds from the Target Senior Credit Facilities, shall be used to fund the Acquisition and Target Refinancing and to pay transaction fees and expenses related thereto.

Interest Rate:	Interest shall be payable quarterly in arrears at a rate per annum equal to three-month LIBOR plus the Applicable Margin (as defined in the Fee Letter).

“LIBOR” shall be deemed to be not less than 1.50% per annum.

During the continuance of a payment default, interest will accrue on the principal of the Target Bridge Loans and on any other outstanding amount at a rate of 200 basis points in excess of the rate otherwise applicable to the Target Bridge Loans.

Following the Target Bridge First Anniversary (as defined below), interest on the Target Bridge Loans will accrue at a per annum rate equal to the Target Total Cap, and will be payable quarterly in arrears.

All calculations of interest shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments of LIBOR loans, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Amortization:	None.

Optional Prepayments:	The Target Bridge Loans may be prepaid prior to the first anniversary of the Target Bridge Loans Funding Date (the “Target Bridge First Anniversary Date”), without premium or penalty, in whole or in part, upon written notice, at the option of the Applicable Borrower, at any time, together with accrued interest to the prepayment date.

Mandatory Prepayments:	The Applicable Borrower shall prepay the Target Bridge Loans without premium or penalty and offer to purchase Target Exchange Notes at the premium for optional redemptions set forth in Annex II-C (on a pro rata basis) together with accrued interest to the prepayment or purchase date, with (a) all net cash proceeds from (i) sales of property and assets

Annex II-A-2

of the Target Company or any of its subsidiaries (including sales or issuances of equity interests by subsidiaries of the Target Company but excluding sales of inventory in the ordinary course of business and other exceptions to be agreed in the Credit Documentation), and (ii) Extraordinary Receipts (to be defined to include extraordinary receipts such as tax refunds, casualty and indemnity payments, and certain insurance proceeds and to exclude cash receipts in the ordinary course of business), in each case, subject to reinvestment rights to be agreed, (b) all net cash proceeds from the issuance or incurrence after the Target Bridge Loan Funding Date of additional debt of the Target Company or any of its subsidiaries other than certain debt permitted under the Credit Documentation, and (c) 100% of all net cash proceeds from any issuance of equity interest by, or equity contribution to, the Target Company, subject to exceptions to be agreed. The Applicable Borrower’s obligation to prepay Target Bridge Loans and purchase Target Exchange Notes shall be deemed to be satisfied with respect to clause (a) above on a dollar-for-dollar basis to the extent of amounts applied to repay loans under (i) the Target Senior Term Loan Facility or (ii) the Target Revolving Credit Facility to the extent accompanied by a permanent reduction in commitments thereunder.

Change of Control:	In the event of a Target Change of Control (to be defined but to exclude the Acquisition), each Target Bridge Lender will have the right to require the Applicable Borrower, and the Applicable Borrower must offer, to prepay the outstanding principal amount of the Target Bridge Loans at a premium equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of prepayment. Prior to making any such offer, the Applicable Borrower will, within 30 days of the Target Change of Control, repay all obligations under the Target Senior Credit Facilities or obtain any required consent of the Target Senior Lenders under the Target Senior Credit Facilities to make such prepayment of the Target Bridge Loans.

Conversion into Target Rollover Loans:	If the Target Bridge Loans have not been previously prepaid in full for cash on or prior to the Target Bridge First Anniversary Date, the principal amount of the Target Bridge Loans outstanding on the Target Bridge First Anniversary Date may, subject to the conditions precedent set forth in Annex II-B, be converted into senior second priority secured rollover loans with a maturity of 4.5 years from the Target Bridge First Anniversary Date and otherwise having the terms set forth in Annex II-B (the “Target Rollover Loans”). Any Target Bridge Loans not converted into Target Rollover Loans shall be repaid in full on the Target Bridge First Anniversary Date.

Exchange into Exchange Notes:	Each Target Bridge Lender that is (or will immediately transfer its Target Exchange Notes to) an Eligible Holder (as defined in Annex II-C) will have the right, at any time on or after the Target Bridge First Anniversary Date, to exchange Target Rollover Loans held by it for unsecured senior exchange notes of the Applicable Borrower having the

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terms set forth in Annex II-C (the “Target Exchange Notes”). Notwithstanding the foregoing, the Applicable Borrower will not be required to exchange Target Rollover Loans for Target Exchange Notes unless at least $25.0 million of Target Exchange Notes would be outstanding immediately after such exchange. In connection with each such exchange, or at any time prior thereto if requested by the Initial Target Bridge Lenders, the Applicable Borrower shall (i) deliver to the Target Bridge Lenders that is receiving Target Exchange Notes, and to such other Target Bridge Lenders as the Initial Target Bridge Lenders request, an offering memorandum of the type customarily utilized in a Rule 144A offering of high yield securities covering the resale of such Target Exchange Notes or Target Bridge Loans by such Target Bridge Lenders, in such form and substance as reasonably acceptable to the Applicable Borrower and the Initial Target Bridge Lenders, and keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement, (ii) execute an exchange agreement containing provisions customary in Rule 144A transactions (including indemnification provisions) if requested by the Initial Target Bridge Lenders, (iii) deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to the Initial Target Bridge Lenders and such certificates as the Initial Target Bridge Lenders may request as would be customary in Rule 144A offerings and otherwise in form and substance reasonably satisfactory to the Initial Bridge Lenders and (iv) take such other actions, and cause its advisors, auditors and counsel to take such actions, as reasonably requested by the Initial Bridge Lenders in connection with issuances or resales of Target Exchange Notes or Bridge Loans, including providing such information regarding the business and operations of the Target Company and its subsidiaries as is reasonably requested by any prospective holder of Target Exchange Notes or Bridge Loans and customarily provided in due diligence investigations in connection with purchases or resales of securities.

Conditions Precedent:	Those set forth in the Commitment Letter (including the conditions specified in Annex III to the Commitment Letter).

Covenants:	Based on the covenants for the Target Senior Credit Facilities, subject to cushions in respect of baskets and thresholds at levels to be determined and a covenant to comply with the Fee Letter and a covenant for the Applicable Borrower to use its best efforts to refinance the Target Bridge Facility with the proceeds of the Target Permanent Securities as promptly as practicable following the Target Bridge Loans Funding Date.

Negative covenants that are customary for high yield debt securities of issuers of similar size and credit quality, as determined by the Target Bridge Lead Arrangers in light of prevailing market conditions and other circumstances; provided that prior to the Target Bridge First Anniversary Date, the limitation on restricted payments and the limitation on liens and debt will be more restrictive than customary high yield

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covenants. In addition the Applicable Borrower will be required to comply with the Commitment Letter, the Fee Letter and the Engagement Letter, and to use best efforts to refinance the Target Bridge Loans as promptly as practicable following the Target Bridge Loans Funding Date, including by taking the actions specified in Annex III.

Representations and Warranties, Events of Default, Waivers and Consents:	Usual and customary for a transaction of this type, and others deemed appropriate by the Target Bridge Lead Arrangers, including (without limitation) provisions similar to those contained in the Target Senior Credit Facilities.

Assignments and Participations:	Each Target Bridge Lender will be permitted to make assignments in minimum amounts to be agreed to other entities approved by the Target Bridge Administrative Agent, which approval shall not be unreasonably withheld or delayed; provided, however, that no such approval shall be required in connection with assignments to other Target Bridge Lenders or any of their affiliates. Each Target Bridge Lender will also have the right, without any consent, to assign as security all or part of its rights under the Credit Documentation to any Federal Reserve Bank. Target Bridge Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Target Bridge Administrative Agent in its sole discretion.

If an Initial Target Bridge Lender makes an assignment of Target Bridge Loans at a price less than par, the assignment agreement may provide that, upon any repayment or prepayment of such Target Bridge Loans with the proceeds of an issuance of securities of the Target Company or any of its subsidiaries in which the Initial Target Bridge Lenders or an affiliate thereof acted as underwriter or initial purchaser (an “Applicable Offering”), (i) the Applicable Borrower shall pay the holder of such Target Bridge Loans the price set forth in the assignment agreement as the price (which may be the price at which the Initial Target Bridge Lenders assigned such Target Bridge Loans but in any event may not be greater than par) at which the holder of such Target Bridge Loans will be repaid by the Applicable Borrower with the proceeds of an Applicable Offering (the “Agreed Price”) and (ii) the Applicable Borrower shall pay the Initial Target Bridge Lenders the difference between par and the Agreed Price. Such payments by the Applicable Borrower shall be in full satisfaction of such Target Bridge Loans in the case of a repayment or prepayment with proceeds of an Applicable Offering. For the avoidance of doubt, the provisions of this paragraph do not apply to any repayments or prepayments other than with proceeds of an Applicable Offering.

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Governing Law:	New York.

Indemnification and Expenses:	Same as the Target Senior Credit Facilities.

Counsel to Target Bridge Lead Arrangers:	Cahill Gordon & Reindel llp.

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ANNEX II-B

TARGET ROLLOVER LOANS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-B is attached.

Borrower:	Same as the Target Bridge Loans.

Guarantors:	Same as the Target Bridge Loans.

Rollover Loans:	Target Rollover Loans in an initial principal amount equal to 100% of the outstanding principal amount of the Target Bridge Loans on the Target Bridge First Anniversary Date. Subject to the conditions precedent set forth below, the Target Rollover Loans will be available to the Applicable Borrower to refinance the Target Bridge Loans on the Target Bridge First Anniversary Date. The Target Rollover Loans will be governed by the Credit Documentation for the Target Bridge Loans and, except as set forth below, shall have the same terms as the Target Bridge Loans.

Ranking and Security:	Same as Target Bridge Loans.

Interest Rate:	Interest shall be payable quarterly in arrears at a rate per annum equal to the Target Total Cap.

During the continuance of an event of default or a payment default, interest will accrue on the principal of the Target Rollover Loans and on any other outstanding amount at a rate of 200 basis points in excess of the rate otherwise applicable to the Target Rollover Loans, and will be payable on demand.

All calculations of interest shall be made on the basis of actual number of days elapsed in a 360-day year.

Maturity:	Five years and six months after the Target Bridge Loans Funding Date (the “Target Rollover Maturity Date”).

Optional Prepayments:	For so long as the Target Rollover Loans have not been exchanged for Target Exchange Notes of the Applicable Borrower as provided in Annex II-C, they may be prepaid at the option of the Applicable Borrower, in whole or in part, at any time, together with accrued and unpaid interest to the prepayment date (but without premium or penalty).

Conditions Precedent to Rollover:	The ability of the Applicable Borrower to convert any Target Bridge Loans into Target Rollover Loans is subject to the following conditions being satisfied:

(i)      at the time of any such refinancing, there shall exist no event of default or event that, with notice and/or lapse of time, could become an event of default, and there shall be no failure to comply with the Target Take-out Demand (as defined in the Fee Letter);

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(ii) all fees due to the Target Bridge Lead Arrangers and the Initial Target Bridge Lenders shall have been paid in full;

(iii)   the Target Bridge Lenders shall have received promissory notes evidencing the Target Rollover Loans (if requested) and such other documentation as shall be set forth in the Credit Documentation; and

(iv) no order, decree, injunction or judgment enjoining any such refinancing shall be in effect.

Covenants:	From and after the Target Bridge First Anniversary Date, the covenants applicable to the Target Rollover Loans will conform to those applicable to the Target Exchange Notes, except for covenants relating to the obligation of the Applicable Borrower to refinance the Target Rollover Loans and others to be agreed.

Assignments and Participations:	Same as the Target Bridge Loans.

Governing Law:	New York.

Indemnification and Expenses:	Same as the Target Bridge Loans.

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ANNEX II-C

SUMMARY OF TERMS AND CONDITIONS TARGET EXCHANGE NOTES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-C is attached.

Issuer:	Same as the Target Bridge Loans.

Guarantors:	Same as the Target Bridge Loans.

Exchange Notes:	The Applicable Borrower will issue the Target Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended (the “Target Indenture”). The Applicable Borrower will appoint a trustee reasonably acceptable to the holders of the Target Exchange Notes. The Target Indenture will include provisions customary for an indenture governing publicly traded high yield debt securities, but with covenants that are more restrictive in certain respects. Except as expressly set forth above, the Target Exchange Notes shall have the same terms as the Target Rollover Loans.

Ranking and Security:	Same as the Target Bridge Loans.

Interest Rate:	Interest shall be payable quarterly in arrears at a per annum rate equal to the Target Total Cap.

During the continuance of an event of default or a payment default, interest will accrue on the principal of the Target Exchange Notes and on any other outstanding amount at a rate of 200 basis points in excess of the rate otherwise applicable to the Target Exchange Notes, and will be payable on demand.

Maturity:	Same as the Target Rollover Loans.

Amortization:	None.

Optional Redemption:	Until the date that is the 30 month anniversary of the Target Bridge Loans Funding Date (the “Redemption Date”), the Target Exchange Notes will be redeemable at a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable Treasury securities plus 50 basis points. Thereafter, the Target Exchange Notes will be redeemable at the option of the Target Company at a premium equal to 50% of the coupon on the Target Exchange Notes, declining ratably to par on the date which is 12 months prior to the Target Rollover Maturity Date.

In addition, Target Exchange Notes will be redeemable at the option of the Issuer prior to the Redemption Date with the net cash proceeds of qualified equity offerings of the Target Company at a premium equal to the coupon on the Target Exchange Notes; provided that after giving effect to such redemption at least 65% of the aggregate principal amount of Target Exchange Notes originally issued shall remain outstanding.

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Mandatory Offer to Purchase:	The Applicable Borrower will be required to offer to purchase the Target Exchange Notes upon a Target Change of Control (to be defined in the Target Indenture but to exclude the Acquisition) at 101% of the principal amount thereof plus accrued interest to the date of purchase.

Right to Transfer Exchange Notes:	Each holder of Target Exchange Notes shall have the right to transfer its Target Exchange Notes in whole or in part, at any time to an Eligible Holder and, after the Target Exchange Notes are registered pursuant to the provisions described under “Registration Rights”, to any person or entity; provided that if the Issuer or any of its affiliates holds Target Exchange Notes, such Target Exchange Notes shall be disregarded in any voting. “Eligible Holder” will mean (a) an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act, (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, (c) a person acquiring the Target Exchange Notes pursuant to an offer and sale occurring outside of the United States within the meaning of Regulation S under the Securities Act or (d) a person acquiring the Target Exchange Notes in a transaction that is, in the opinion of counsel reasonably acceptable to the Issuer, exempt from the registration requirements of the Securities Act; provided that in each case such Eligible Holder represents that it is acquiring the Target Exchange Notes for its own account and that it is not acquiring such Target Exchange Notes with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.

Registration Rights:	None.

Governing Law:	New York.

Indemnification and Expenses:	Same as the Target Bridge Loans.

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ANNEX III

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III is attached.

The funding of the loans under the Facilities will be subject to the following conditions precedent:

(i) The Lead Arrangers shall be satisfied with the definitive agreement relating to the Acquisition (including all schedules and exhibits thereto) (the “Acquisition Agreement”) (it being understood that the Commitment Parties, the Lenders and the Lead Arrangers hereby acknowledge that they are satisfied with the Acquisition Agreement, dated as of May 16, 2012, and all exhibits, schedules, annexes, attachments and exhibits thereto (including, but not limited to, the terms of the HoldCo Note (as defined in the Acquisition Agreement)) which have been delivered to the Lead Arrangers at 12:43 p.m. on May 16, 2012); and the Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to that would be materially adverse to the Lenders (in their capacity as such) without the prior written consent of the Lead Arrangers (it being understood and agreed that any reduction in the purchase price by 10% or more (except as contemplated in the Acquisition Agreement on the date hereof) shall be deemed materially adverse to the Lenders and further that any such reduction in the purchase price shall reduce, on a dollar-for-dollar basis, the amounts available under this Commitment Letter of the Target Senior Secured Credit Facilities and/or Target Bridge Facility or the Notes, at the option of Lead Arrangers).

(ii) There has been no Company Material Adverse Effect (as defined in the Acquisition Agreement) since the date of this Commitment Letter.

(iii) The Lead Arrangers shall have received: (A) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of the 2012 fiscal year beginning with the fiscal quarter ending June 30, 2012, an unaudited balance sheet and related statements of operations and cash flows of the Target Company for such fiscal quarter and for the elapsed period of the 2012 fiscal year and for the comparable periods of the prior fiscal year (the “Quarterly Financial Statements”) and (B) pro forma balance sheet and related statement of operations of Boyd and the Target Company for fiscal year 2011 and for the latest four-quarter period ending with the latest fiscal quarter covered by the Quarterly Financial Statements, in each case after giving effect to the Transaction (the “Pro Forma Financial Statements”), promptly after the historical financial statements for such periods are available, each of which financial statements shall meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the Securities and Exchange Commission promulgated thereunder. Notwithstanding the foregoing, the Target Company will be deemed to have furnished such reports if it or its parent company has filed or furnished such reports with the SEC via the EDGAR filing system and such reports are publicly available

(iv) The Lead Arrangers and the Initial Lenders under the Target Facilities shall have received forecasts prepared by management of the Applicable Borrower, each in form reasonably satisfactory to the Lead Arrangers and the Initial Target Lenders under the Target Facilities, of balance sheets, income statements and cash flow statements for each quarter for the first two years following the Acquisition Closing Date, and for each year commencing with the first fiscal year following the Acquisition Closing Date for the term of each Target Facility.

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(v) The Acquisition Closing Date shall not occur less than 20 days after the delivery of the applicable Information Memorandum.

(vi) All fees then due to the Administrative Agent, the Lead Arrangers and the Initial Lenders shall have been paid, and all expenses to be paid or reimbursed to the Administrative Agent and the Lead Arrangers that have been invoiced a reasonable period of time prior to the closing of the Facilities (and in any event, invoiced at least 3 business days prior to the closing of the Facilities (except as otherwise agreed by Boyd)) shall have been paid.

(vii) The Lead Arrangers shall have received reasonably satisfactory evidence that Acquisition Co. shall have received an investment from Boyd in an amount of not less than $200.0 million.

(viii) After giving effect to the Transaction, the Companies shall have outstanding no indebtedness for borrowed money or preferred stock other than (a) the loans and other extensions of credit under the Facilities and (b) other indebtedness for borrowed money as set forth on Annex IV hereto. The Lead Arrangers shall have received reasonably satisfactory evidence of repayment of all indebtedness of such entities to be repaid on the closing of the Facilities.

(ix) Each of the Borrowers and each of the applicable Guarantors under each Facility shall have provided the documentation and other information to the applicable Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least 10 business days prior to the closing of the Facilities.

(x) Boyd shall have received all governmental and/or regulatory approvals (including approvals from all applicable gaming authorities) necessary to consummate the Transaction (including on the terms and conditions contemplated by this Commitment Letter and the Fee Letter).

(xi) The Initial Target Lender shall have received certification as to the financial condition and solvency of the Target Company or Acquisition Co., as applicable (as used in this Annex III, the “Applicable Borrower”), from the chief financial officer of such entity. The Initial Target Lenders shall have received reasonably satisfactory customary opinions of counsel to the Applicable Borrower and any applicable Guarantors under each Target Facility (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for such Facility and creation and perfection of the liens granted thereunder on the collateral) and of appropriate local counsel and such customary corporate resolutions, certificates and other closing documents as such lenders shall reasonably require.

(xii) In each case, subject to Section 5 of this Commitment Letter: with respect to the Target Senior Credit Facilities, if the Target Company is the Applicable Borrower, all filings, recordations and searches necessary or desirable in connection with the liens and security interests in the collateral shall have been duly made; all filing and recording fees and taxes shall have been duly paid and any title insurance reasonably requested by each of the Administrative Agents under the Target Senior Credit Facilities with respect to real property interests of the Target Company and the Guarantors under the Target Senior Credit Facilities shall have been obtained. If the Target Company is the Applicable Borrower, the Target Senior Administrative Agent shall have

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received the results of recent lien searches in each relevant jurisdiction with respect to the Target Company and its subsidiaries, and such search results shall reveal no material liens on any material assets of the Target Company and its subsidiaries other than Permitted Liens (consistent with the term as defined in the indenture governing the Existing Senior Secured Notes). If Acquisition Co. is the Applicable Borrower, the Target Senior Administrative Agent shall have received the results of recent lien searches in each relevant jurisdiction with respect to Acquisition Co. and such search results shall reveal no material liens on any cash or cash equivalents of Acquisition Co. except for customary permitted liens and liens to be discharged on or prior to the Acquisition Closing Date pursuant to documentation reasonably satisfactory to the Target Senior Administrative Agent. The Initial Target Lenders shall be satisfied with the amount, types and terms and conditions of all insurance maintained by the Applicable Borrower and its subsidiaries, and the Target Lenders shall have received endorsements naming the Target Senior Administrative Agent, on behalf of such Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Applicable Borrower and its subsidiaries forming part of the collateral under the Target Senior Credit Facilities. If the Target Company is the Applicable Borrower, (A) the collateral under the Target Senior Credit Facilities described in this clause will be comparable to the Collateral as defined in the indenture governing the Existing Secured Notes and (B) the documentation granting the Target Senior Administrative Agent a security interest in such collateral will be comparable to the documentation provided to the Collateral Agent under and as defined in the indenture governing the Existing Secured Notes.

(xiii) Boyd shall have engaged one or more investment banks (the “Investment Banks”) reasonably satisfactory to the Lead Arrangers to sell or place the Notes and (a) the Investment Banks shall have received (i) a preliminary offering memoranda or preliminary private placement memoranda (“Offering Document”), which shall be in customary complete form or which, with respect to the description of notes and any other parts thereof for which the Investment Banks’ or their advisors’ cooperation or approval is required for them to be complete, the Applicable Borrower shall have used its commercially reasonable efforts to cause it to be complete, and in either case, which Offering Document shall contain information regarding the Applicable Borrower of type and form customarily included in private placements under Rule 144A of the Securities Act and financial statements, pro forma financial statements, business and other financial data of the type required in a registered offering by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-10 of Regulation S-X and subject to exceptions customary for private placements pursuant to Rule 144A of the Securities Act) and (ii) drafts of customary “comfort” letters (including “negative assurance” comfort) that independent accountants of the Applicable Borrower would be prepared to deliver upon completion of customary procedures in connection with the offering of the Target Notes and (b) the Investment Banks shall have been afforded a consecutive 15 business-day period ending on the day that is two business days prior to the Acquisition Closing Date to seek to offer and sell or privately place the Target Notes with qualified purchasers thereof; provided that such 15 business-day period shall exclude the days from (x) August 20, 2012 through and including September 4, 2012 and (y) December 17, 2012 through and including December 31, 2012.

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ANNEX IV

DEBT

Boyd Bank credit facility

Boyd 9.125% senior notes due 2018

New bridge refinancing facility and/or notes of Boyd

Boyd 6.75% senior subordinated notes due 2014

Boyd 7.125% senior subordinated notes due 2016

Other long-term debt with a principal balance of less than $12 million related to aircraft

Target Senior Secured Credit Facilities

Target Senior Bridge Facility and/or Notes

Holdco Note

DJL term loan

KSC term loan

KSC slot vendor financing

PGL capital lease obligation

Annex IV-1